EXHIBIT 10.16

PRANA “BIO NUTRIENT MEDICINALS”

SUPPLY, DISTRIBUTION, AND LICENSING AGREEMENT

This Supply, Distribution, and Licensing Agreement (“Agreement”) is made effective as of December 12, 2017 (the “Effective Date”) by and between United Cannabis Corporation, (“UCANN”) and  Lasco Manufacturing Limited a company incorporated under the Companies Act and having its registered office at 27 ½ Red Hills Road, in the parish of Saint Andrew, Jamaica (“Licensee”). UCANN and Licensee may be referred to herein collectively as the “Parties.”

WHEREAS, UCANN is engaged in the manufacture and development of a bio-nutrient based concentrate, (“Concentrate”) the invention, formulas and other intellectual property of which is an industrial secret of UCANN; and

WHEREAS, UCANN is authorized to grant the rights as permitted in this Agreement relating to the Concentrate, Products (as defined herein) and its associated trademarks, logos, and other approved intellectual property, which are set forth in Schedule A attached hereto and incorporated herein by reference, as such Schedule A may be amended from time to time (“Prana IP”); and

WHEREAS, the Licensee desires to use the Concentrate, Prana IP and Packaging (which may include, but not be limited to, containers, labels, hangtags, displays, and/or signage) (the "Packaging") in connection with the manufacture, production, sale, distribution, and marketing of cannabis-based products approved by UCANN (“Products”), solely as approved by UCANN pursuant to the terms of this Agreement; and.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

DEFINITIONS.  The following terms shall have the following definitions for the purposes of this Licensing Agreement.

1.1

Prana IP. The term Prana IP shall refer to all intangible property rights owned by UCANN relating in any way to the Prana “Bio Nutrient Medicinals” brand and products, including but not limited to the Concentrate, Products, Trademarks (as defined herein) or UCANN’s processes, know-how, formulas, trade secrets, technical operations, cultivation or processing techniques, business processes and methods, Internet websites, or other technologies which relate to UCANN’s technical, scientific, research, process, technique, methods or technologies relating to, or used in conjunction with the Products, or Concentrate, patented and patentable designs and inventions, all design, plant and patents, service marks, trade names, brand names, logos, copyrights, trade dress and other proprietary source-identifying indicia of goods and services whether or not patentable, or subject to copyright, trade secret, or other intellectual property protection.

1.2

Prana “Bio Nutrient Medicinals” capsule. The term Prana “Bio Nutrient Medicinals” capsule shall refer to UCANN’s Prana “Bio Nutrient Medicinals” branded Concentrate product in a capsular form and any Prana IP relating to, or used in conjunction with the production, development, and sale of UCANN’s Prana “Bio Nutrient Medicinals” capsule.

1.3

Prana “Bio Nutrient Medicinals” sublingual.  The term Prana “Bio Nutrient Medicinals” sublingual shall refer to UCANN’s Prana “Bio Nutrient Medicinals” branded Concentrate produced in a form to be administered sublingually, and any Prana IP relating to, or used in conjunction with the production, development, and sale of UCANN’s Prana “Bio Nutrient Medicinals” sublingual.

1.4

Products. The term "Product" or "Products" shall mean only those described on Schedule B, attached hereto and incorporated herein by reference, and shall include the Packaging. All Products will be manufactured and packaged in compliance with the rules and regulations of Jamaican Ministry of Health and the Bureau of Standards Jamaica.

1.5

 Specifications. The term "Specifications" refers to all processes and other specifications, criteria, standards, methods, instructions, plans or other directions prescribed by UCANN for the manufacture, production preparation, packaging and labeling of the Products, all as set forth in Schedule C attached hereto and incorporated herein by reference, as such Schedule C may be amended from time to time.

1.6

Trademarks. The term "Trademarks" shall mean those trademarks and tradenames, distinctive packaging, promotional and advertising materials, and all other communications in whatever form created by UCANN and provided to Licensee to be used in connection with the production, marketing, sale or distribution of the Products, including, without limitation, the trademark, designs and trade names set forth in Schedule A and brand names set forth in Schedule D, attached hereto and incorporated herein by reference, as such Schedule D may be amended from time to time.  (“Authorized Brands”).

2.

LICENSE GRANT

2.1

License. Subject to the terms and conditions of this Agreement, UCANN hereby grants Licensee, for the Term (as defined below) and in the Territory (as defined below) the following limited, exclusive, non-transferrable, non-assignable right and license, only as approved by UCANN pursuant to the terms of this Agreement, to:

a)

Produce, manufacture, and package the Products in accordance with the Specifications and as permitted in this Agreement, provided the use of the Concentrate, Prana IP or Packaging by Licensee is not for the use or benefit of any third party.

b)

Use the Packaging in connection with the production, manufacture, distribution, sale, advertising, promotion and marketing of the Products, provided that the Packaging shall be used only for the Products.

c)

To manufacture and package the Product in accordance with the Specifications provided the by UCANN. In the event the Specifications do not constitute UCANN as a “Franchisor” or this Agreement as a “Franchise”, Licensee shall notify UCANN and UCANN shall provide Licensee with amended Specifications. All Specifications must be in compliance with the rules and regulations of the Jamaican Ministry of Health and the Bureau of Standards Jamaica.

d)

To sell and distribute the Products only in the Territory provided that all such facilities are operating pursuant to all applicable laws and regulations. Licensee shall sell, market, advertise, and promote the Products solely in the Packaging approved by UCANN.

e)

To use the Prana IP in conjunction with the sale, promotion and distribution of the Products in the Territory, including the display of the Trademarks on any of Licensee’s products, packaging marketing materials, or other material distributed by Licensee.

f)

To sell Products manufactured in accordance with clause 2.1(c) above using its own labels, trademarks or get up whether as now exists or may be created and adjusted from time to time by the Licensee and without limiting the generality of the foregoing to use its existing ‘ICool’ brand or a variation of it to market and sell the Product.

2.2

Reserved Rights.

(a)

All rights not expressly licensed to the Licensee hereunder are expressly reserved by UCANN. The License granted herein expressly excludes the use of the Concentrate, Packaging, and Prana IP in connection with any products or services of any type whatsoever other than the Products.

(b)

Nothing in this Agreement shall be construed or interpreted so as to preclude UCANN from granting any other right or license to any third party outside of the Territory, whether or not such party is a competitor of licensee, for the use of any of the Concentrate, Products, Packaging, or Prana IP for or with respect to any other products or services or otherwise.

(c)

This license does not cover any Prana IP which is the subject, or the intended subject, of any clinical trials which will be undertaken by UCANN or any affiliate of UCANN.

(d)

Licensee shall exercise such rights granted under this Agreement in accordance with all UCANN’s guidelines, policies, and requirements provided to Licensee, which shall be deemed part of this Agreement.

2.3

Restrictions on Licensee.

(a)

Licensee shall not enter into a licensing agreement or any similar arrangement where the Licensee or any of Licensee’s owners, employees, or affiliates are permitted to profit from, market, or sell any products related to or similar to the Products, Prana IP or any other intellectual property or product of UCANN, except as expressly authorized by UCANN in writing.  If Licensee enters into a licensing agreement or any agreement similar to this Agreement with a permitted entity pursuant to this Section 2.3(a), the terms of any such agreement shall be no more favorable to such permitted entity than the terms of any agreement between UCANN and Licensee.

(b)

The license granted under this Agreement is specifically set forth herein, and no licenses are granted by UCANN to Licensee by implication or estoppel.  This Agreement shall not be construed to give Licensee any vested right, title, or interest to the Concentrate, Prana IP, or Packaging except as authorized under this Agreement.

(c)

Licensee shall not use the Concentrate, Prana IP, or Packaging for any purpose other than as authorized by this Agreement. Any proposed additions or modifications to the Products, Concentrate, Packaging or Prana IP or proposed new developments based on the Prana IP shall be submitted in writing to UCANN. Upon written notice to Licensee by UCANN that there has been unauthorized use of the Prana IP, Licensee shall, in accordance with all applicable laws and regulations, at its own expense and at the sole option of UCANN, immediately recall any unauthorized Products from the marketplace, and destroy them, surrender, or transfer the same in accordance with UCANN’s instructions.

(d)

Licensee shall not use any Trademarks or brand names in connection with the manufacture, advertising, distribution and sale of the Products other than Prana “Bio Nutrient Medicinals” or any other Trademark or brand name otherwise authorized by UCANN as set forth in Schedule A, except as authorized in writing by UCANN.

2.4

Third Party Manufacturers. UCANN, in its sole discretion, may, upon advanced written application by Licensee and formal written approval by UCANN, permit third parties (“Manufacturer(s)”) to produce or participate in the production of the Products, or any component thereof, on behalf of Licensee.  To make such application, Licensee must submit to UCANN the name, address, licensing information, telephone number and principal contact of the proposed Manufacturer. UCANN must approve any Manufacturer in writing, and the Manufacturer must enter into a separate agreement with UCANN to be prepared by UCANN, prior to use of the Concentrate, Packaging, Prana IP, or Confidential Information, as such term is defined in Section 8. Licensee shall ensure that all Manufacturer(s) comply with all applicable labor laws. Licensee is responsible for complying with all changes in labor code requirements and that any such Manufacturer(s) strictly and fully comply with this Licensing Agreement.

3.

INTELLECTUAL PROPERTY. The Parties agree to cooperate in the diligent protection of the Prana IP. Licensee hereby agrees to the following:

3.1

Licensee acknowledges the legal validity and commercial value of UCANN’s intellectual property, including all state and federal registrations that UCANN owns, obtains or acquires. Licensee shall not, at any time, file any application for intellectual property protection with the United States Patent and Trademark Office, or with any other governmental entity for the Prana IP, or any other intellectual property owned by UCANN regardless of whether such intellectual property is listed in this Agreement or any schedule hereto. This shall extend to any related or substantially similar intellectual property or any purported or proposed new intellectual property that has been developed using the Prana IP licensed hereunder. Licensee shall not use any Trademarks, or any similar mark as, as part of, a trademark, service mark, trade name, fictitious name, company or corporate name anywhere other than on the Products as authorized under this Agreement, unless expressly authorized by UCANN in writing. Any such trademark or service mark registration obtained or applied for, or any similar mark, shall be immediately transferred to UCANN free of charge; and Licensee shall forfeit any and all receipts and/ or accounts receivable generated from the improper use of intellectual property to UCANN.

3.2

Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark Office, any application or registration of UCANN’s brands, products, official label, or any other existing or future UCANN trademark. Licensee shall not object to or file any action or lawsuit because of any use by UCANN of its official label or trademark for any goods or services, whether such use is by UCANN directly or through licensees or other authorized users.

3.3

Licensee recognizes the great legal and commercial value of the goodwill associated with UCANN and its products, including without limitation the Concentrate, Products, Intellectual Property, and Trademarks, and acknowledges that such goodwill belongs to UCANN, and that such goodwill has inherent and/or acquired value. Licensee shall not, during the term of this Agreement or thereafter, dispute or contest the intellectual property rights of UCANN. The Licensee further acknowledges and agrees that the Prana IP (including all rights therein and goodwill associated therewith) shall be and remain the exclusive sole and complete property of UCANN and its designees. The Licensee acknowledges and agrees that its use of the Prana IP shall not create in the Licensee, and in any parties or entities deriving rights from Licensee, any favor, right, title or interest in the Prana IP and that all uses of and sale of the Products by the Licensee shall inure to the benefit of the UCANN. All goodwill and associated benefits associated with the Products, Concentrate, Prana IP, and Packaging shall inure to Licensor.

3.4

Licensee acknowledges that the Prana IP is a valuable property of UCANN some of which qualifies as a trade secret within applicable laws and regulations.

3.5

UCANN may seek, obtain and, maintain in its own name appropriate intellectual property protection for the Prana IP. Licensee agrees to assist UCANN in the protection of the UCANN’s rights in and to the Prana IP and shall provide evidence, documents, and testimony concerning the use by Licensee of the Prana IP, which UCANN may request for use in obtaining, defending, or enforcing rights licensed in this Agreement, or related application or registration. Licensee will promptly notify UCANN of any known or suspected use of any Prana IP or Product by others not duly authorized hereunder.  Nothing in this Agreement requires UCANN to bring suit for the infringement of any Product or Prana IP.  Licensee has no right to initiate an action of its own against any alleged infringer without first obtaining the prior express written approval of UCANN.  Licensee will fully cooperate with UCANN in the prosecution of any infringement action, including, without limitation, by the provision of evidence and testimony in any such action.  Any sums recovered as a result of any judgment or settlement of any claim pertaining to infringement of the Prana IP or Products shall belong exclusively to UCANN.

3.6

Any and all work product resulting in a new invention, from this Agreement, and all proprietary or intellectual property rights therein, shall be the sole and exclusive property of the Licensee.  In the event any such inventions are of a patentable nature, Licensee agrees to apply for a patent on the invention and assign any patent rights relating to the invention to the Licensee.  Licensee will bear the costs of any patent applications pursued by the Licensee.

3.7

Licensee understands that the Licensee’s duties may involve writing or drafting various documents, brochures, publications or software codes for UCANN.  Licensee hereby assigns any and all rights to such documents, brochures, publications or software codes to UCANN, together with the right to secure copyright therefor and all extensions and renewals of copyright throughout the entire world.  UCANN shall have the right to make any and all revisions, omissions, additions, changes, specifications and adaptions, in whole or in part, with respect to such documents, brochures, publications or software codes.

3.8

Licensee acknowledges that its breach or threatened breach of this Agreement will result in immediate, irremediable, and irreparable damage to UCANN for which money damages alone would be inadequate to compensate UCANN. Therefore, in the event of a breach or threatened breach of this Licensing Agreement by Licensee, UCANN may, in addition to other remedies, immediately obtain and enforce injunctive relief prohibiting the breach, continued breach or threatened breach or compelling specific performance of this Agreement. In the event of any breach or threatened breach of this Agreement by Licensee or infringement of any rights of UCANN, Licensee shall reimburse UCANN for its reasonable attorney’s fees and other related expenses.

3.9

The parties agree to execute any documents reasonably requested by the other party to effect any of the above provisions.

4.

AUTHORIZATION, QUALITY STANDARDS, MARKETING. Licensee understands and agrees that it is an essential term of this Agreement for Licensee to protect the standards, goodwill and good reputation of UCANN, and agrees as follows:

4.1

Obligations of Licensor. At UCANN’s expense, UCANN shall provide, no later than fourteen (14) days following the execution of this Agreement, to Licensee all creative design, concepts, packaging designs, and digital assets to Licensee for use on the Packaging and in connection with the Products. All such items provided by UCANN shall constitute "Prana IP" and remain the sole and exclusive property of UCANN.

4.2

Obligations of Licensee.

(a)

The Packaging, Products and all advertising, and promotional materials created in connection with the Packaging and Products: (1) will be of a high standard in style, appearance and quality; (2) will conform with approved samples approved by the UCANN pursuant to Section 4.3 below; (3) will be safe for use by consumers and will comply with and pass all applicable state and local governmental rules, guidelines, safety codes and regulations; (4) will be manufactured, advertised, distributed and sold in accordance with the rules and regulations of the Jamaican Ministry Health and the Bureau of Standards Jamaica; and, (5) in a manner that will not reflect adversely on UCANN or any others with whom UCANN  has contractual arrangements with respect to the Prana IP.

(b)

Licensee will use best efforts and dedicate its resources and expertise, to develop the formula, packaging, marketing strategy, and manufacturing and distribution plan for each of the Products, and to arrange for the marketing, promotion, and distribution of each of the Products in order to exploit same, as well as to enhance the reputation and goodwill associated with each Product throughout the Territory, and shall pay all costs associated with the foregoing.

(c)

As between UCANN and Licensee, Licensee is and will be solely and fully responsible for and will pay all costs and expenses in connection with the production, manufacture, distribution, marketing, promotion, advertisement and sale of the Products.

(d)

Licensee will obtain all permits, licenses and approvals necessary for the productions, manufacture, sale, advertisement and distribution of the Products and all advertising and promotion thereof.  Licensee will conduct its respective activities under this Agreement in strict compliance with all applicable state and local laws, rules and regulations, including without limitation, minimum wage, benefits and overtime regulations and other laws pertaining to employees and workers.

(e)

Licensee will ensure that all Packaging and Products and all advertising and promotion thereof, are non-infringing, free from defects and suitable for the purpose for which it is intended.

(f)

Licensee will use its best efforts to promote and maximize sales and sales revenue relating to each of the Products in the Territory.

(g)

Licensee will not at any time do or suffer to be done any act or thing or fail to perform any act that might impair or affect the Prana IP and/or UCANN’s rights and interests in the Prana IP and/or the reputation of UCANN.

(h)

Licensee shall provide UCANN with any and all test results (whether required by rule or regulation or done internally) and any other material information related to the Products by Licensee and the items that are proposed to be sold by Licensee.

4.3

Licensor's Approvals.

(a)

UCANN shall have the right to approve the selection of any Product and Packaging including, but not limited to, formulas, taste, appearance, name, design, "look and feel", and branding for each of the Products, including, without limitation, all advertising, promotional and marketing materials in connection therewith (individually and collectively, "Approval Items").   Accordingly, Licensee shall submit to UCANN for its approval, at no cost or expense whatsoever to UCANN, full and complete materials for the Approval Items and at least one sample of each Approval Item as the same would be manufactured, used, distributed, marketed or sold. Unless permitted otherwise by law or statute, samples of Products containing medical marijuana or retail marijuana will be provided for viewing in the Licensee’s licensed facility located in the Territory.

(b)

UCANN has the sole right to place conditions on the Approval Items for any reason whatsoever, and to require Licensee to resubmit samples as often as necessary, in UCANN’s sole discretion, for the preservation of UCANN’s quality standards. Licensee will incorporate all changes requested by UCANN related to the Approval Items promptly.

(c)

Unless and until the Licensee shall receive UCANN’s written approval of such Approval Items, Licensee shall not produce or manufacture (other than for pre-production purposes), distribute or sell, exhibit or otherwise exploit any of the Approval Items. If UCANN approves in writing the Approval Item, the same shall be accepted to serve as an example of quality for such item, and the same may be manufactured by Licensee in strict conformity with the approved sample and Specifications. All approvals provided herein are effective only for the Term or renewal period in which Licensee has submitted and UCANN has approved, unless Licensee is otherwise notified in writing by UCANN.

(d)

Licensee shall not depart from the approved quality standards in any material respect without the prior written approval of UCANN. Approval Items not meeting those standards shall not be distributed, sold, or otherwise transferred under any circumstances without UCANN’s prior written authorization.

(e)

All Approval Items shall bear the Trademarks in the form specified by UCANN.

(f)

At UCANN’s request, the Licensee shall arrange for UCANN’s representative to enter the Licensee’s or its manufacturer’s premises for the purpose of inspecting the Products or the Licensee’s premises, in the event that UCANN shall determine that any of the Products at any time falls below the aforesaid standard of quality and content, the same shall be destroyed at the Licensee’s sole cost in the presence of UCANN’s representative.

4.4

Marketing.

(a)

UCANN shall have the right to approve in writing any proposed press releases, publications, and print, radio or television commercials or other media formats concerning any of the Products prior to the use of such advertising, and Licensee will incorporate any changes into any of the foregoing requested by UCANN.

(b)

Licensee will not produce, manufacture, advertise, distribute or sell the Products in any manner at any time or in any place out of the Territory or not specifically licensed hereunder.

(c)

Any change in price of the Products shall be agreed to in writing by UCANN prior to sale.

(d)

Licensee will not make any of the Products or items sold using the Products available as premiums, commercial tie-ins and/or special offers, connected to the purchase of any item, nor package any Product with any other product without the prior written consent of UCANN.

(e)

UCANN will use reasonable efforts to promote the Products, provided that such promotion is in compliance with the rules and regulations of the Jamaican Ministry of Health and the Bureau of Standards Jamaica

(f)

The Parties shall meet on a quarterly basis to review the performance and quality of the Products, develop and discuss marketing initiatives related to the Products, and make improvements and adjustments to the foregoing where mutually agreed.

4.5

Defect. If UCANN notifies Licensee of any defect in any Product, Packaging, or of any deviation from the approved use of any of the Prana IP, Licensee shall have fifteen (15) days from the date of notification by UCANN to cure such defect. Defective Products, Packaging, labels, marketing materials and/or designs in Licensee’s inventory shall not be used, distributed, sold, or otherwise transferred to any third party and shall, upon request by UCANN, be immediately recalled pursuant to Section 2.3(c) herein. However, if it is procedurally and financially practicable to correct such defects without compromising quality and without interfering or adversely affecting UCANN’s good will, said items may be distributed, marketed, or sold after all defects are corrected to the satisfaction of UCANN, which shall be indicated in writing. UCANN and/or its authorized representatives shall have the right at reasonable times, without notice, to inspect Licensee’s facilities, dispensaries, plants, warehouses, storage facilities.

4.6

Compliance Standards. Licensee shall comply with all applicable laws, regulations, standards and procedures relating or pertaining to the manufacture, use, advertising, distribution or sale of the Products.  Licensee shall permit UCANN and/or its authorized representatives to inspect its records, procedures and facilities and to test or sample Products for compliance with this Section 4. Products which are found by UCANN at any time to be non-compliant with any the rules and regulations of the Jamaican Ministry of Health and the  Bureau Of Standards Jamaica shall be deemed disapproved, even if previously approved by UCANN, and shall not be distributed or sold, and shall be subject to recall unless and until Licensee can demonstrate to UCANN’s satisfaction that such Products have been brought into full compliance.

5.

LICENSEE’S REPRESENTATIONS AND WARRANTIES.  Licensee hereby represents and warrants that:

5.1

This Agreement has been properly executed and delivered by an authorized representative of Licensee and constitutes the legal, valid and binding obligation of Licensee which is fully enforceable against Licensee in accordance with its terms. Licensee has the requisite authority to enter into this Licensing Agreement and to carry out the transactions contemplated by this Licensing Agreement.

5.2

 The execution, delivery and performance by such Licensee does not violate or breach the terms of any other agreement with any third party.

5.3

Licensee currently possesses and will maintain all state and local licenses, permits and approvals of all kinds necessary to undertake the activities contemplated herein; and

5.4

Licensee will clearly and unambiguously comply with the rules and regulations of the Jamaican Ministry of Health and the Bureau of Standards Jamaica relating to the operation of Licensee’s business, without exception.

6.

UCANN’S REPRESENTATIONS AND WARRANTIES.  UCANN hereby represents and warrants that: (i) this Agreement has been properly executed and delivered by an authorized representative of UCANN and constitutes the legal, valid and binding obligation of UCANN which is fully enforceable against UCANN in accordance with its terms; and (ii) UCANN has the requisite authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by UCANN.

7.

INDEMNIFICATION.  Licensee will protect, defend, indemnify and hold UCANN and UCANN’s officers, directors, members employees, successors and assigns harmless (including, without limitation, from all damages, liabilities, settlements, and costs payable to a third party) from and against any and all liability, loss claim, action, demand and/or expense (including reasonable attorneys’ fees) made or threatened by third parties, including, without limitation, claims for product liability, arising out of or in any manner connected with: (i) this Agreement or the development, manufacture, production,  distribution, sale, advertisement, marketing, or promotion  of the Packaging, Product(s), or Concentrate; (ii) any use of the Prana IP by Licensee; (iii) Licensee’s operations including but not limited to, manufacturing, sales, distribution, marketing or general business activities; (iv) the preparation, manufacture, packaging, storage, warehousing, distribution or sale of the Products or any other products manufactured or sold by Licensee; and  (v) any negligent act, misfeasance or nonfeasance by Licensee or any of its agents, contractors, servants or employees. Licensee shall provide: (i) prompt notification of any potential suit or claim; and (ii) reasonable assistance, at Licensee’s expense, in the defense and settlement of any suit or claim(s), coming to its attention.  If a conflict of interest exists vis-à-vis the interests of UCANN and Licensee, or if Licensee fails to diligently defend UCANN, UCANN shall be entitled to defend the suit or claim with counsel of its own choosing at the expense of Licensee, for the account of, and at the risk of, Licensee.  In addition, UCANN can participate in the defense or settlement of any suit or claim(s) at UCANN’s sole cost and expense for reasonable out-of-pocket expenses.

8.

CONFIDENTIAL INFORMATION.

8.1

Confidentiality.  All nonpublic technical or business information disclosed or otherwise made available by UCANN to Licensee, the Prana IP, services, tools, information related to a UCANN’s business plans developed for Licensee, or other information given to Licensee and designated “Confidential” by UCANN, shall be deemed “Confidential Information.”  Confidential Information does not include any information that it is already known by Licensee as of the date such disclosure is made; is available to the Licensee from printed publications as of the date such disclosure is made or becomes publicly available through no fault of Licensee, or it is disclosed to License by an independent third party through no fault of Licensee.

8.2

Licensee agrees that it will not disclose such Confidential Information without the prior written consent of UCANN.  Licensee shall restrict disclosure of Confidential Information solely to its attorneys, principals, and employees with an actual and present need to know in order for the disclosing party to fulfill its obligations under this Agreement or if such disclosure is required by law.  Licensee shall use a reasonable degree of care to prevent the unauthorized use or disclosure of Confidential Information. This provision shall survive the termination of this Agreement. Nothing contained in this Licensing Agreement shall be construed to grant Licensee any right, title or interest in or to any of Confidential Information of UCANN.  All rights and title to all forms of the Confidential Information and all copies thereof shall be and remain with UCANN. Licensee shall not copy or otherwise reproduce, in whole or in part, any of UCANN’s Confidential Information without the prior written authorization of UCANN, except as may be reasonably necessary to fulfill the purposes of this Agreement.

8.3

Enforcement.  Licensee agrees that its breach of this Section 8 would leave UCANN without an adequate remedy at law, and that UCANN will be entitled to seek an injunction against such breach, in addition to all other remedies available to such party.  Notwithstanding anything to the contrary, it shall not be a breach of this Section for a party to disclose the existence or terms of this Licensing Agreement in order to enforce the terms hereof.

8.4

Return/Destroy Obligation.  Upon the termination or expiration of this Licensing Agreement, Licensee will promptly return to UCANN all tangible copies of UCANN’s Confidential Information in Licensee’s possession or control.

9.

INSURANCE OBLIGATIONS.

9.1

Licensee shall provide and maintain at its sole cost and expense during the term of this Licensing Agreement, and as provided in Section 9.2 below, the insurance coverage described in this Section 9 covering its operations.  Evidence of such coverage reasonably satisfactory to UCANN shall be delivered to UCANN upon request therefor.  Such insurance shall (i) be issued by reputable and financially sound insurance companies reasonably acceptable to UCANN holding an “A” rating in Best’s Key Rating Guide; (ii) specifically identify this Licensing Agreement; (iii) contain the express condition that UCANN is to be given written notice at least 30 days in advance of any modification, termination or non-renewal of any such insurance; and (iv) includes an endorsement identifying UCANN as an additional insured.

9.2

Such insurance shall be primary and without right of contribution from any insurance maintained by UCANN, shall, except for the insurance described in Section 9.2(b) below, name UCANN as an additional insured and shall include, but not be limited to:

(a)

Commercial General Liability insurance endorsed for $1,000,000 per occurrence with not less than a $2,000,000 aggregate per year and written on an occurrence form coverage basis;

(b)

Statutory Workers’ Compensation insurance in the Territory and employer’s liability insurance with limits of not less than $100,000: (i) for each accident; and (ii) for each employee for occupational disease; and (iii) for policy limit for disease;

(c)

Umbrella/Excess Liability insurance with minimum limits such that (i) when added to the per occurrence coverage of Section 9.2(a) and Section 9.2(b) above, the per occurrence coverages of not less than $1,000,000 and written on an occurrence form coverage basis, and (ii) general aggregate coverages of not less than $1,000,000;

9.3

Coverage is to be effective as of the Effective Date of this Licensing Agreement and is to continue in force for a period of at least one (1) year after the expiration or termination for any reason of this Licensing Agreement.  Coverage shall be renewed continuously and shall be in full force and effect, without lapse, for the duration of this Licensing Agreement.  Licensee agrees that the obligations under this Section are continuing and shall survive the termination or expiration of this Licensing Agreement for one (1) year following such termination or expiration.

10.

FEES AND PAYMENT.  In consideration for the rights and licenses granted in this Agreement, the Licensee shall make payments to UCANN as follows.

10.1

Prana “Bio Nutrient Medicinals” capsule Supply Fee. Licensee shall pay UCANN a Supply Fee for the Concentrate provided by UCANN to Licensee for the Prana “Bio Nutrient Medicinals” capsules at the rate of $550 per one gallon of Concentrate. Payment shall be due at the time the order for Concentrate is placed.

10.2

Prana “Bio Nutrient Medicinals” sublingual Supply Fee.  Licensee shall pay UCANN a Supply Fee for the Concentrate provided by UCANN to Licensee for the Prana “Bio Nutrient Medicinals” sublingual at the rate of $737.50 per one gallon of Concentrate. Payment shall be due at the time the order is placed.

10.3

For all other Products other than those designated as 1 and 2 on Schedule B, 15% on the gross sales of such Products.

10.4

Packaging Fee. Licensee shall pay UCANN an agreed upon Packaging Fee per unit of Packaging provided by UCANN to Licensee. Payment shall be due at time the order is placed.

10.5

Delivery of Payment.  Payments shall be delivered by Licensee to UCANN in negotiable United States currency, check or wire transfer at UCANN’s business address at:

United Cannabis Corp.

301 Commercial Rd.

Suite D

Golden, CO. 80401

or at such other location as UCANN may, from time to time, designate in writing and with advanced notice to Licensee.

10.6

No Reductions or Set-Offs.  All payments pursuant to this Section 10 shall be made to Licensor in US Dollars.  Payments shall be payable without reduction or setoff for any costs or expenses, including, but not limited to, sales, use or any other tax, whether incurred by Licensee or any other party. If any withholding is required by law the Licensee shall immediately notify UCANN of the specific withholding requirement and (i) make such withholding; and (ii) account for the amount withheld to the relevant authority; and (iii) provide to UCANN the relevant tax deduction certificate in UCANN’s name; or (v) pay to UCANN such amount, as will after deduction of any withholding, be equal to the amount that would have been received if no deduction had been made.

11.

TERMINATION. This Agreement and the License granted hereunder may be terminated prior to the expiration of the term of this Agreement as follows:

i.

This Agreement may be terminated by UCANN by written notice to LICENSEE upon the occurrence of any of the following: (a) failure of LICENSEE to pay any amounts owed hereunder when due; (b) LICENSEE’s material breach of or non-compliance with any other term of this Agreement, which other breach or non-compliance is not cured within ten  calendar days after receipt of written notice of such breach or noncompliance from UCANN; (c) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; (d) any action or inaction by LICENSEE that damages UCANN’s products, marks, patents and/or intellectual property, in UCANN’s reasonable discretion; or (e) LICENSEE ceases operations, begins steps to wind up its affairs and dissolve,  makes a general assignment for the benefit of creditors or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding that is not terminated within forty days of filing.

ii.

This Agreement may be terminated by LICENSEE by written notice to UCANN (a) in the event of material breach by UCANN of its obligations under this Agreement, which breach is not cured within ten calendar days after receipt of written notice of such breach from LICENSEE, or (b) UCANN ceases operations, begins steps to wind up

its affairs and dissolve,   makes a general assignment for the benefit of creditors or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding that is not terminated within forty days of filing.

12.

EFFECT OF TERMINATION.

12.1

Effect of Expiration or Termination. After expiration or termination of this Licensing Agreement for any reason:

(a)

All rights granted to the Licensee shall forthwith revert to UCANN and all of the Products, Packaging, Concentrate or Prana IP shall remain the sole property of UCANN.  Licensee shall provide UCANN with contact information for and authorization to UCANN to work with any vendors used by Licensee in any way related to the Products, Packaging, Concentrate, or Prana IP;

(b)

Licensee shall immediately discontinue the production, manufacture, advertising, use, distribution and sale of all Products, Packaging and marketing materials, Trademarks, and all similar marks, subject to any right of Sell-Off Period pursuant to paragraph 12.2 below, or if otherwise authorized in writing by UCANN;

(c)

Payments shall be payable in accordance with Section 10 above and shall immediately become due and payable to UCANN;

(d)

Licensee shall deliver to UCANN within 30 business days a statement indicating the number and description of the Products in stock or in the process of manufacture as at such expiration of the Term or earlier termination of this Agreement.  UCANN may, upon reasonable prior notice, require the Licensee to conduct a physical inventory in the presence of the UCANN’s duly authorized representative in order to ascertain or verify such statement;

(e)

Licensee shall deliver to UCANN all creations, designs, materials and intellectual property created or licensed by Licensee pursuant to paragraph 2.1 above or provided to it by UCANN;

(f)

All warranties and indemnification obligations of the parties and all provisions which expressly or by implication are intended to apply after expiration or termination of this agreement shall survive and continue to apply;

(g)

Any termination hereunder will be without prejudice to any of UCANN’s rights or remedies.

12.2

Sell Off Period.  After expiration or termination of this Agreement for any reason, and only upon the written authorization of UCANN, Licensee may continue to sell and distribute its remaining inventory of Products in existence at the time of expiration or termination for a period of 30 days after the date of termination or expiration (the “Sell Off Period”).  Notwithstanding the foregoing, Licensee shall not produce, manufacture, advertise, use, distribute or sell any Products, packaging or advertising materials after the expiration or termination of this

Agreement in the event that the termination is due to: (i) departure of Licensee from the quality and style approved by UCANN pursuant to Section 4 of this Agreement; (ii) failure of Licensee to obtain product or design approval; (iii) violation of any of the rules and regulations of the Jamaican Ministry of Health and the Jamaican Ministry of Standards and Measurements ; or (iv) any other reason that in the sole discretion of UCANN, would make the disposal of the remaining inventory impracticable or damaging to the reputation or name of UCANN. Licensee shall not in any event have the right to manufacture any of the Products either in anticipation of the expiration of the Term or during the Sell Off Period.  Within 30 days following the expiration of the Term or termination of this Agreement, Licensee shall furnish to UCANN a detailed written statement as to the inventory of the Products as of the expiration of the Term or date of termination of this Agreement.  Notwithstanding the foregoing, UCANN shall have the right to terminate the Sell-Off Period with respect to any or all of the Products (as UCANN may elect) by so notifying Licensee.  Licensee shall render statements and pay payments to UCANN in accordance with the terms and conditions of this Agreement for all sales of the Products during the Sell Off Period.

12.3

Inventory. Within 30 business days following the expiration of the Term or earlier termination of this Agreement or the end of the Sell Off Period (as applicable), Licensee shall furnish UCANN with a further detailed written statement as to the inventory of each of the Products as of the expiration of the Term or earlier termination of this agreement or the end of the Sell Off Period (as applicable) and UCANN shall at its election either:

(a)

Purchase all or part of such inventory, at the Licensees actual out of pocket cost of manufacture (Licensee shall then promptly ship all such items at Licensees expense to UCANN or its designee or shall make them available at UCANN’s place of business for UCANN or its designee to take possession thereof); or

(b)

Require Licensee to destroy such remaining inventory in a manner satisfactory to UCANN and in the presence of UCANN’s representative and/or provide UCANN with an affidavit of such destruction sworn to by one of Licensee principal officers.

12.4

Licensee shall not during the two-month period preceding the date on which the Term is due to expire manufacture excess Products.

13.

RELATIONSHIP OF THE PARTIES.  UCANN and Licensee acknowledge that in fulfilling the obligations under this Agreement, UCANN and Licensee are purely contracting parties and neither is the principal or agent, parent or subsidiary, master or servant, or employer or employee of the other.  Neither UCANN nor Licensee has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other unless expressly authorized by this Agreement otherwise expressly agreed to in writing signed by both Parties.  Nothing contained in the Agreement is intended to give rise to a partnership, joint venture, or employment relationship between the Parties or to impose upon the Parties any of the duties or responsibilities of partners, joint venturers, or employer-employee.  Except as otherwise authorized in writing, Licensee agrees to indicate to any third-party vendor or customer who is or may be doing business with UCANN, as appropriate, that Licensee has no authority to bind UCANN.  Employees, agents or other persons furnished by UCANN shall be solely the employees or agents of UCANN and shall be under the sole and exclusive direction and control of UCANN.  The Parties understand and agree, for purposes of any federal, state, or local law, that neither UCANN nor any of its agents or employees will be treated as agents or employees of Licensee with respect to the Licensing Agreement and that UCANN has sole responsibility for all decisions with respect to its personnel, including but not limited to hiring, firing, disciplining, directing, training, setting and paying compensation, and providing benefits, if any.

14.

COMPLIANCE WITH REGULATORY AUTHORITES. Notwithstanding anything contained herein to the contrary, the Parties acknowledge and agree that all provisions of this Agreement may be subject to regulatory oversight and approval. In the event that any provision is determined to be non-compliant with any the rules and regulations of the Jamaican Ministry of Health and the Bureau Of Standards Jamaica this Agreement shall be amended by the Parties in good faith within the timeframe given by the applicable regulatory authority or ____30_____ days, whichever occurs earlier. If the Parties are unable to negotiate appropriate amendments within the required timeframe, this Agreement shall terminate and be subject to the provisions of Section 12 above.

15.

ASSIGNABILITY.  This Licensing Agreement is personal to Licensee. Neither this Licensing Agreement nor any of Licensee’s rights hereunder shall be sold, transferred or assigned by Licensee without UCANN’s prior written approval.  No rights shall be vested by operation of law or otherwise in any assignee, receiver, liquidator, trustee or other party. Other than as permitted by UCANN, any attempted assignment by Licensee without Licensor's prior written approval is a material breach of this Agreement and such purported assignment by Licensee will be null and void and will not pass any rights or interests to any purported assignee. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

16.

ENTIRE AGREEMENT.

16.1

 This Licensing Agreement, and all Schedules and Exhibits attached hereto, constitutes the entire agreement and understanding between the Parties and replaces all previous agreements written or oral on the subject matter of this agreement. There are no representations, promises, agreements, warranties, covenants or understandings other than those contained herein. None of the provisions of this Licensing Agreement may be waived or modified, except expressly in writing signed by both parties. However, failure of either party to require the performance of any term in this Licensing Agreement or the waiver by either party of any breach shall not prevent subsequent enforcement of such term nor be deemed a waiver of any subsequent breach.

16.2

Notwithstanding anything contained herein to the contrary, if any   rules and regulations of the Jamaican Ministry of Health and the Bureau of Standards Jamaica change in any way which impacts this Agreement, the parties shall address any such changes in good faith to negotiate adjustments to comply with applicable law.

17.

PRESS RELEASE, ETC.  Except as otherwise expressly provided by this Licensing Agreement or otherwise authorized by UCANN in writing, Licensee may not publicize UCANN’s Products or Prana IP, including but not limited to name, logos, and/or Trademarks or Licensee’s selection of UCANN’s services or the existence and nature of this Licensing Agreement.

18.

TERM AND RENEWAL.  This Agreement and the license granted hereunder shall continue in full force and effect for 5 years from the Effective Date unless otherwise terminated by operation of law or in accordance with the terms of this Licensing Agreement.  This Licensing Agreement shall renew automatically at the end of the Term at the sole discretion of UCANN.

19.

TERRITORY.  The license granted by UCANN to Licensee under this Agreement shall be restricted to the countries listed on Schedule E.

20.

COUNSEL/INTERPRETATION. Each party acknowledges that it has obtained legal advice in connection with this Agreement and agrees that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing an instrument to be drafted.

21.

FORCE MAJEURE. Neither Licensee nor UCANN shall be liable for any failure to perform its obligations hereunder where such failure results from any cause beyond the party’s reasonable control, including, without limitation, change of regulatory structure, weather or climate related challenges, change in the rules and regulations of the Jamaican Ministry of Health and the Jamaican Ministry of Standards and Measurements that makes the party’s activities reasonably impracticable, regulatory action by any government or government agency, law enforcement interference, natural disaster, or act of God.

22.

GOVERNING LAW; ATTORNEY FEES.  This Licensing Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado.  Any action arising out of or relating to this Licensing Agreement shall be brought only in the state courts of Denver County, Colorado, and the Parties expressly consent to such court’s jurisdiction and irrevocably waive any objection with respect to the same, including any objection based on forum non conveniens.   The parties agree that in the event that one party commences an action against the other party, then the prevailing party in any such action shall be awarded its reasonable attorneys’ fees and costs, in addition to any other relief to which it may be entitled.

23.

SEVERABILITY.   The determination that any provision of this Licensing Agreement is invalid or unenforceable shall not invalidate the entire Licensing Agreement, and the remainder of this Licensing Agreement shall be valid and enforceable to the fullest extent permitted by law.

24.

NOTICES.  Notices under this agreement shall be sent to:

For Licensee:  Mr. James Rawle,

Managing Director,

Lasco Manufacturing Limited,

27 Red Hills Road,

Kingston 10,

Jamaica.

With copy to:

Mr. Vincent A. Chen,

Attorney-at-law and Company Secretary,

 6 Haining Road,

Kingston 5,

Jamaica

Email address: lbfarms@hotmail.com

For UCANN:

United Cannabis Corporation

John Walsh

CFO United Cannabis Corporation

301 Commercial Rd.

Suite D

Golden, CO. 80401

25.

COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.

HEADINGS.  All headings used in this Agreement are for clarification and reference purposes only.

IN WITNESS WHEREOF, the Parties hereto have caused this Licensing Agreement to be executed by their duly authorized officers or representatives with the intent that it be effective as of the Effective Date.

UCANN

LICENSEE

By: /s/ Earnest Blackmon

By: /s/ James E.D. Rawle

Name: Earnest Blackmon

Name: James E.D. Rawle

Title: CEO

Title: Managing Director

Date: 12/11/2017

Date: 12/11/2017

For: United Cannabis Corporation

For: Lasco Manufacturing Limited

SCHEDULE A

INTELLECTUAL PROPERTY

1.

Prana “Bio Nutrient Medicinals” Capsule in the following variety:

Prana P5/ Prana Hemp;

which includes all solutions, oversight and management, research and development, technology, scientific information, ingredient list, ingredient mix and other associated intangible and tangible information relating to the products.

2.

Prana “Bio Nutrient Medicinals” Sublingual in the following variety:

Prana P5/ Prana Hemp;

which includes all solutions, oversight and management, research and development, technology, scientific information, ingredient list, ingredient mix and other associated intangible and tangible information relating to the products.

3.

Trademarks

4.

Patents- US Patent # 9730911

SCHEDULE B

PRODUCTS

[List Products]

1.

Prana “Bio Nutrient Medicinals” Capsule in the following variety:

Prana P5/ Prana Hemp

2.

Prana “Bio Nutrient Medicinals” Sublingual in the following variety:

Prana P5/ Prana Hemp

3.

Prana Roll on in the following variety

Prana P5/ Prana Hemp

4.

CBD water

5.

Prana/ Bolt Balm

SCHEDULE C

SPECIFICATIONS

[List Specifications]

Prana P5/ Prana Hemp

MCT oil, Cannabis Terpenes and isolated CBD or similar combinations

Prana P5/ Prana Hemp

MCT oil, Cannabis Terpenes, CBD isolate and stevia or similar combinations.

CBD Water

Water mixed with water soluble CBD

Prana/ Bolt Balm

Topical application with a variety of essential oils mixed with hemp derived CBD and terpenes.

Prana Roll on

(a)

Arnica, lavender, chamomile, Cannabis derived CBD, Cannabis Terpenes, Almond Oil, Juniper and Eucalyptus.

SCHEDULE D

AUTHORIZED BRANDS

Prana “Bio Nutrient Medicinals”:

a.

Prana P5/ Prana Hemp;

b.

Prana CBD water

c.

Prana/ Bolt Balm

SCHEDULE E

THE TERRITORY

Jamaica and the English speaking Caribbean including but not limited to

Trinidad and Tobago

Barbados

Antigua and Barbuda

Central America including but not limited to

Guyana

Honduras

But excluding Mexico